Exhibit 10.30

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on April 30, 2006 by and between William Dow (“Consultant”) of WC Dow & Associates and Aksys, Ltd. (the “Company”), a Delaware corporation.

RECITALS

WHEREAS Consultant was the Company’s President and Chief Executive Officer and has been employed pursuant to the terms of a Severance, Confidentiality and Post-Employment Restrictions Agreement dated October 4, 1999 (the “Severance Agreement”);

WHEREAS Consultant and the Company have decided that Consultant’s employment shall terminate, effective as of April 30, 2006, which supersedes and replaces certain provisions of the Severance Agreement, are executed by all parties and are in effect;

WHEREAS, the Company desires to retain Consultant to perform certain consulting services, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1.             Consulting Period. This Agreement shall be effective for one (1) year, commencing April 30, 2006 (the “Effective Date”), subject to earlier termination in accordance with Sections 4(a)-(d) below (the “Consulting Period”).

2.             Consulting Services.

(a)           Services. During the Consulting Period, Consultant agrees to be available to consult with officers and directors of the Company regarding the Company’s business and to perform such other consulting services as the Company reasonably requests (the “Services”).

(b)           Performance of Services. Consultant shall, to the best of his ability, perform the Services in a timely and professional manner consistent with industry standards and in accordance with this Agreement. Subject to the foregoing, the manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. In performing the Services, Consultant agrees to provide his materials at his own expense. Company shall make its facilities and equipment available to Consultant as reasonably necessary in connection with the Services. Consultant may, at his own expense, use employees or other subcontractors to perform the Services under this Agreement. For any work performed on Company’s premises, Consultant shall comply with all security, confidentiality, safety and health policies of Company. Consultant shall take all necessary precautions to prevent, and shall be responsible for, any injury to any persons (including, without limitation, employees of Company) or damage to property (including, without limitation, Company’s property) arising from or relating to Consultant’s performance of the Services or the use by Consultant of any Company equipment, tools, facility or other property, whether or not such claim is based upon its condition or on the alleged negligence of Company in permitting its use.

(c)           Other Services; Conflict of Interest. During the Consulting Period, Consultant may perform services for, or be employed by other persons, companies, or employers, except to the extent doing so causes Consultant to breach his obligations under this Agreement (including but not limited to his obligations under Sections 6-7 below) or any other agreement Consultant has with the Company (including but not limited to the Separation Agreement and General Release executed on April 30, 2006 (the “Separation Agreement”) and the surviving provisions of the Severance Agreement as specified in Section 8(d) of the Separation Agreement), or creates a conflict of interest. Consultant agrees during the term of the Consulting Period not to accept work or enter into any agreement or accept any obligation that is inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of Services rendered for Company. Consultant represents and warrants that he is not a party to any existing agreement that is inconsistent with this Agreement.

3.             Compensation, Benefits, Expenses.

(a)           Compensation. In consideration of the Services to be rendered hereunder, the Company agrees to pay Consultant a monthly consulting fee (the “Consulting Fee”) equal to $10,000 per month of the Consulting Period, which shall be paid to Consultant on the last day of each month during the Consulting Period.

(b)           No Benefits. Other than the compensation specified in this Section 3, Consultant shall, as of the Effective Date, not be entitled to any benefits under Company’s employee benefit plans, or any other direct or indirect compensation from the Company for services performed hereunder (including but not limited to any payments or bonuses under any employee bonus or retention plan maintained by the Company).

(c)           Expenses. Unless Company otherwise agrees in writing to reimburse Consultant for certain specific expenses incurred in connection with his performance of the Services, Consultant shall be responsible for all expenses incurred in performing Services under this Agreement.

4.             Termination of Consulting Relationship.

(a)           Termination by Company. The Company may terminate the Consulting Period for any reason by giving thirty (30) days’ written notice to Consultant, provided, however, that if such notice is provided within sixty (60) days of the Effective Date, the Consultant shall nevertheless be entitled to total Consulting Fees of $30,000.

(b)           Default. If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the nonbreaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of the written notification by the breaching party, or five days after mailing of the notice to the address set forth in the notice provisions below, whichever occurs first. For purposes of this section, a material breach of this Agreement shall include but not be limited to the following: (i) the Company’s failure to pay for Consultant’s Services as agreed within ten (10) business days after receipt of Consultant’s written demand for payment in accordance with the notice provisions set forth below; or (ii) failure of Consultant to comply with his obligations hereunder.

(c)           Automatic Termination. The Consulting Period and this Agreement shall terminate automatically on the occurrence of any of the following events: (i) the appointment of a receiver, liquidator, or trustee for either party by decree of competent authority in connection with any adjudication or determination by such authority that either arty is bankrupt or insolvent; (ii) the filing by either party of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (iii) any formal action of the Company’s Board of Directors to terminate Company’s existence or otherwise to wind up Company’s affairs; or (iv) the Consultant’s death.

(d)           Termination at End of Consulting Period. If the Consulting Period is not terminated sooner in accordance with Sections 4(a)-(c) above, this Agreement shall terminate automatically at the end of the Consulting Period specified in Section 1(a) above.

5.             Termination Obligations.

(a)           Payment of Consulting Fee. Subject to Section 4(a) hereof, upon the termination or expiration of this Agreement, the Company shall pay Consultant any Consulting Fees that are due and payable through the date of termination. Thereafter, the Company’s obligations hereunder shall cease. The Company shall have no obligation to pay any compensation to Consultant following the termination of this Agreement, except as otherwise provided in this Section 5(a).

(b)           Return of Company Property. Consultant hereby acknowledges and agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Proprietary Information (as defined below), and equipment furnished to or prepared by Consultant in the course of or incident to his rendering of services to the Company, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company and shall be promptly returned to the Company upon termination of the Consulting Period. Following termination, Consultant will not retain any written or other tangible material containing any Proprietary Information.

6.             Proprietary Information.

(a)           Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company (which is defined to mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company), or to its clients, consultants, or business associates to the extent that such information or idea is disclosed to the Consultant (or Consultant otherwise becomes aware of such information or idea) in the course of (or as a result of) performing his duties under this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Consultant’s possession or part of his general knowledge prior to the Consulting Period; or (iii) the information is disclosed to Consultant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restriction for the benefit of the Company) and did not learn of it, directly or indirectly, from the Company. This definition includes information or ideas in any form, tangible or intangible, including without limitation, all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Consultant by the Company (or any Affiliated Company), as well as written or verbal instructions or comments. By way of example, and not in limitation, the Company considers the following information (when (i) developed by or on behalf of the Company or its agents or employees in the course of their engagement or employment or (ii) acquired, licensed or owned by the Company) to constitute Proprietary Information: (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, potential customers targeted by the Company and bids; (C) plans for future development and new product concepts, business marketing plans; and (D) corporate organization, personnel files, salary ranges and information about the compensation, equity and benefits provided to other employees.

(b)           General Restrictions on Use. Consultant shall hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Consulting Period to the extent necessary to carry out Consultant’s responsibilities under this Agreement, or (ii) as specifically authorized in writing by the Company.

(c)           Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant owes the Company and such third parties, during the term of the Consulting Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized officer of the Company.

(d)           Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the Uniform Trade Secrets Act, or otherwise available under the laws of any other jurisdiction.

7.             Consultant’s Inventions and Ideas.

(a)           Defined; Statutory Notice. The term “Invention Ideas” means any and all ideas, discoveries, processes, trademarks, service marks, inventions, technology, software (source and object code), computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Consultant, alone or with others, (i) during the Consulting Period in connection with or arising out of Consultant’s performance of the Services (whether or not conceived or, created or otherwise developed during regular business hours and whether or not conceived, created or otherwise developed on the Company’s premises), and (ii) if based in any way on Proprietary Information during or after termination of the Consulting Period. Except to the extent expressly set forth in this Agreement, Invention Ideas shall include all work product delivered to Company in connection with the Services performed under this Agreement; provided that any invention Consultant has developed or develops for use in his consulting business, which is neither developed in connection with the Consultant’s Services for the Company nor based in any way on the Company’s Proprietary Information, shall not be included in the “Invention Idea”.

(b)           Disclosure. Consultant agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Consultant further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Consultant does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Consultant (alone or with others) during the Consulting Period or during the one year period following termination of the Consulting Period shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

(c)           Assignment. Consultant agrees to assign solely to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property and Proprietary Information of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, Consultant shall assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company or any Affiliated Company with full title thereto. Should the Company be unable to secure Consultant’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to his mental or physical incapacity or any other cause, Consultant hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Consultant. To the extent allowed by law, this assignment of Invention Ideas includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Consultant retains any such Moral Rights associated with an Invention Idea under applicable law, Consultant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications, consents, and agreements from time to time as requested by the Company.

(d)           Exclusions. Except as disclosed in Exhibit A, Consultant acknowledges there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement.

(e)           License for Other Inventions. If Consultant incorporates or otherwise includes into Company property, or it is otherwise necessary or desirable for the use or exploitation of any deliverable under the Services or other Invention Idea, an Invention Idea that is not assignable, or an invention that Consultant retains any right, title or interest in, Consultant hereby (i) unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights, (ii) agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights, and (iii) hereby grants to Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Company) all or any portion of such invention in connection with the developing, enhancing, marketing, distributing or providing, maintaining or supporting, or otherwise using or exploiting, Company products and services, in any form or media (now known or later developed), without any obligation to account to Consultant or any third party.

8.             Consultant Representations and Warranties; Indemnification. Consultant represents, warrants and covenants that: (i) he has the full power and authority to enter into this Agreement and to perform his obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (ii) his execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Consultant to any third party to keep any information or materials in confidence or in trust; (iii) the Invention Ideas shall be the original work of Consultant; (iv) Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (v) the Services, Invention Ideas and Prior Inventions that are described in Exhibit A and that are incorporated or otherwise included by Consultant into Company property otherwise necessary or desirable for the use or exploitation of any deliverable under the Services or other Invention Idea pursuant to Section 8(e) (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene; and (vi) neither the Invention Ideas nor any element thereof shall be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments. Consultant shall indemnify, defend, and hold harmless Company (including Company’s officers, directors, employees and shareholders) from and against any and all claims, demands, losses, costs, expenses (including attorneys’ fees and costs), obligations, liabilities, and damages that Company may incur or suffer and that result from or are related to any breach or failure of Consultant to perform any of the representations, warranties, and agreements in this Agreement.

9.             Independent Contractor. Consultant’s relationship with Company shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, agency or employer-employee relationship between the parties. Consultant is not the agent of Company and is not authorized and shall not have any authority to make any representation, contract or commitment on behalf of Company, or otherwise bind Company in any respect whatsoever. The Consultant shall not be entitled to any of the benefits Company may make available to its employees, such as stock options, group insurance, workers’ compensation, employee stock purchase plan, vacation and sick pay, profit-sharing or retirement benefits. To the extent that Consultant becomes eligible for any benefit programs maintained by Company (regardless of timing or reason for eligibility), Consultant hereby waives his right to participate in the programs, and such waiver is not conditioned on any representation or assumption concerning his status under the common law test. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any governmental agency or authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Consultant hereby agrees to indemnify, hold harmless and defend Company against any and all such liability, taxes or contributions, including, without limitation, penalties and interest.

10.           Assignment; Successors and Assigns. Consultant agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall his rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

11.           Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

Aksys, Ltd.
Two Marriott Drive
Lincolnshire, IL 60069
Attn: Laurence Birch

or to the Consultant at:

WC Dow & Associates
13920 Williston Way
Naples, FL 34119

Notice of change of address shall be effective only when done in accordance with this Section.

12.           Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the retention of Consultant by the Company and fully supersedes any prior or contemporaneous agreement between the parties with respect to the subject matter herein. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. Notwithstanding the foregoing, this Agreement shall not supersede or replace, and shall not have any effect on any of the statements, representations, or covenants contained in (a) Consultant’s letter of resignation from the Company’s Board of Directors dated March 30, 2006 (the “Director Resignation Letter”), (b) Consultant’s letter of resignation as the Company’s President and CEO dated March 30, 2006 (the “Officer Resignation Letter”) and (c) the Separation Agreement. In addition, this Agreement shall not supersede or replace, and shall not have any effect on any of the statements, representations, or covenants contained in Sections 1(a), 3, and 4-7 of the Severance Agreement; provided, however, that all other provisions in the Severance Agreement shall be superseded and replaced by this Agreement. To the extent that there is any inconsistency between the terms of this Agreement and the terms of the Severance Agreement, the terms of this Agreement shall govern.

13.           Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by a duly authorized representative of the Company and the Consultant. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

14.           Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections 6-7 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by Consultant anywhere throughout the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

15.           Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Illinois.

16.           Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Sections 6-7, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach of any such provisions by Consultant, in addition to any other relief (including damages) available to the Company under this Agreement or under law. Consultant expressly acknowledges and agrees that the restrictions contained in Sections 6-7 of this Agreement do not preclude him from earning a livelihood, nor do they unreasonably impose limitations on his ability to earn a living. In addition, Consultant agrees and acknowledges that the potential harm to the Company of its non-enforcement of Sections 6-7 outweighs any harm to the Consultant of its enforcement of such Sections by injunction or otherwise.

17.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

The parties have duly executed this Agreement as of the date first written above.

CONSULTANT:

/s/ William C. Dow
William Dow

COMPANY:

Aksys, Ltd.

By:	/s/ Laurence P. Birch

Name:	Laurence P. Birch

Title:	CFO

EXHIBIT A

DISCLOSURE OF CONFLICTS OF INTEREST AND PRIOR INVENTIONS

I.                             PRIOR INVENTIONS: Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement.